Exhibit 99.3

CREDIT AGREEMENT

dated as of

October 18th, 2005

between

Tri-S Security Corporation
Paragon Systems, Inc.
The Cornwall Group, Inc.
Vanguard Security, Inc.

Forestville Corporation

Vanguard Security of Broward County, Inc.

On Guard Security and Investigations, Inc.

Armor Security, Inc.

Protection Technologies Corporation,

International Monitoring, Inc.,

Guardsource Corp., and

Virtual Guard Source, Inc.

(collectively, Borrower)

and

LSQ Funding Group, L.C. and BRE LLC
(collectively, Lender)

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of October 18th, 2005, is entered into between Borrower and Lender.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1           Definitions.  The following terms, as used herein, shall have the following meanings:

“Acceptance Fee” has the meaning set forth in Section 2.14(a).

“Additional Fee” has the meaning set forth in Section 2.14(c).

“Account” and “Account Debtor” have the meanings given to such terms in the Security Agreement.

“Affiliate”  means any Person (i) that, directly or indirectly, controls, is controlled by or is under common control with Borrower or any Subsidiary; (ii) which directly or indirectly beneficially owns or controls five percent (5%) or more of any class of voting stock of Borrower or any Subsidiary; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower or any Subsidiary.  For purposes of the foregoing, control (including controlled by and under common control with) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, as amended or restated from time to time in accordance with its terms.

“Approved Acquisition” means the acquisition of The Cornwall Group, Inc., or the acquisition of any other business entity that has been approved by Lender in writing.

“AFS Interest” means the interest of Borrower in the Army Fleet Support, LLC.

“Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, and whether tangible or intangible.

“Asset Sale” means any sale, transfer or other disposition of Borrower’s or any Subsidiary’s businesses or Asset(s) now owned or hereafter acquired, including shares of stock and indebtedness of any Subsidiary, receivables and leasehold interests.

“Audit Fee” has the meaning given to such term in Section 5.2.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978 (Pub. L. No. 95-598; 11 U.S.C.), as amended or supplemented from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.

“Base Lending Rate Margin” means:  with respect to the Term Loan, 4.00 percent (400 basis points) (the “Term Loan Margin”).

“Base Rate” means the variable rate of interest published from time to time by the Wall Street Journal as its prime rate, whether or not such rate is the lowest or best rate quoted by any bank as the rate charged to its most to its most creditworthy customers.  Borrower acknowledges that such banks charge interest at, above, and below the announced prime rate.

“Borrower” means Tri-S Security Corporation (“TSS”), Paragon Systems, Inc., The Cornwall Group, Inc., Vanguard Security, Inc., Forestville Corporation, Vanguard Security of Broward County, Inc., On Guard Security and Investigations, Inc., Armor Security, Inc., Protection Technologies Corporation, International Monitoring, Inc., Guardsource Corp., and Virtual Guard Source, Inc.

“Borrowing” means any advance of credit to Borrower pursuant to the terms of this Agreement, including the Term Loan and advances made under the Factoring Agreement.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks in the State of Florida are authorized or required by law or executive order or decree to close.

“Capital Expenditures” means expenditures made in cash, or financed by any Person with long term debt, for the acquisition of any fixed Assets or improvements, replacements, substitutions, or additions thereto that have a useful life of more than one (1) year, including the direct or indirect acquisition of such Assets by way of increased product or service charges, offset items, or otherwise, and the principal portion of payments with respect to Capital Lease Obligations, calculated in accordance with GAAP.

“Capital Lease” means any lease of an Asset by a Person as lessee which would, in conformity with GAAP, be required to be accounted for as an Asset and corresponding liability on the balance sheet of that Person.

“Capital Lease Obligations” of a Person means the amount of the obligations of such Person under all Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change of Control” means the time at which (i) any Person shall obtain the power to control the election of the Board of Directors of Borrower, (ii) there shall be consummated any consolidation or merger of Borrower pursuant to which Borrower’s common stock (or other Capital Stock) would be converted into cash, securities or other property after the merger, or (iii) all or substantially all of Borrower’s Assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (including an Affiliate or associate of Borrower) in one or a series of transactions.

“Closing Date”, “Close”, or “Closing” means the date identified by Lender when all of the conditions set forth in Section 2.1 have been fulfilled to the satisfaction of Lender and its counsel, or such other date as to which Lender has agreed in writing.

“Collateral” has the meaning given to such term in the Security Agreement.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds), but only in so far as such payment is no longer subject to any right of any Person to invalidate or set aside such payment or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential.

“Compliance Certificate” means a certificate of compliance to be delivered quarterly in accordance with Section 5.3.

“Debt” means, as of the date of determination, the sum, but without duplication, of any and all of a Person’s:  (i) indebtedness heretofore or hereafter created, issued, incurred or assumed by such Person (directly or indirectly) for or in respect of money borrowed; (ii) Capital Lease Obligations; (iii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iv) obligations for the purchase price of property or services; (v) current liabilities in respect of unfunded vested benefits under any Plan; (vi) obligations to redeem stock or make any distribution to shareholders; and (vii) obligations secured by any Lien on any Asset of such Person, whether or not such obligations have been assumed.

“Distributions” means dividends or distributions of earnings made by a Person to its shareholders, partners or members, as the case may be, including, but not limited to, the redemption of any stock of Borrower.

“Dollars” or “$” means lawful currency of the United States of America.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and any and all regulations thereunder.

“ERISA Event” means (a) a Reportable Event with respect to a Plan or Multiemployer Plan, (b) the withdrawal of a member of the ERISA Group from a Plan during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA of a member of the ERISA Group from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the Internal Revenue Code by a member of the ERISA Group.

“ERISA Group” means Borrower and all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” has the meaning set forth in Section 7.1.

“Expenses” means (i) all expenses of Lender paid or incurred in connection with their due diligence and investigation of Borrower, including appraisal, filing, recording, documentation, publication and search fees and other such expenses, and all attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred in connection with the structuring, negotiation, drafting, preparation, execution and delivery of this Agreement, the Loan Documents, and any and all other documents, instruments and agreements entered into in connection herewith; (ii) all expenses of Lender, including attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) paid or incurred in connection with the negotiation, preparation, execution and delivery of any waiver, forbearance, consent, amendment or addition to this Agreement or any Loan Document, or the termination hereof and thereof; (iii) all costs or expenses paid or advanced by Lender which are required to be paid by Borrower under this Agreement or the Loan Documents, including taxes and insurance premiums of every nature and kind of Lender; and (iv) if an Event of Default occurs, all expenses paid or incurred by Lender, including attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code), costs of collection, suit, arbitration, judicial reference and other enforcement proceedings, and any other out-of-pocket expenses incurred in connection therewith or resulting therefrom, whether or not suit is brought, or in connection with any refinancing or restructuring of the Obligations and the liabilities of Borrower under this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith in the nature of a workout.

“Factoring Advances” has the meaning given to such term in Section 2.1.

“Factoring Agreement” means that certain factoring agreement entered into between Lender and some of the Borrowers, attached as Exhibit “**” hereto.

“Factoring Commitment” means the commitments set forth in the Factoring Agreement, as modified from time to time.

“Fees” means the fees due hereunder.

“Financial Statement(s)” means, with respect to any accounting period of any Person, statements of income and statements of cash flows of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP, subject to year-end adjustments in the case of monthly Financial Statements.  Financial Statement(s) shall include the schedules thereto and annual Financial Statements shall also include the footnotes thereto.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement.  If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrower and the Subsidiaries shall be the same after such changes as if such changes had not been made.

“Governing Documents” means the certificate or articles of incorporation, by-laws, articles or certificate of organization, operating agreement, or other organizational or governing documents of any Person.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central Lender, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranties” and “Guaranty” means, individually or collectively as the context requires, each certain Guaranty Agreement executed by a Guarantor in favor of Lender.

“Guarantor(s)” means, individually or collectively as the context requires, all Subsidiaries, and every other Person who now or hereafter executes the Guaranty or any guaranty in favor of Lender with respect to the Obligations.

“Hazardous Materials” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as hazardous substances, hazardous materials, hazardous wastes, toxic substances, or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or EP toxicity or are otherwise regulated for the protection of persons, property or the environment; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

“Indemnified Person(s)” has the meaning given to such term in Section 9.3(c).

“Insolvency Proceeding” means any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, or extensions with some or all creditors.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and any and all regulations thereunder.

“Lender” means LSQ Funding Group, L.C. and BRE LLC.

“Lending Office” means Lender’s office located at its address set forth on the signature pages hereof, or such other office of Lender as it may hereafter designate as its Lending Office by notice to Borrower.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, any conditional sale or other title retention agreement, or finance lease) of any kind.

“Loan Account” has the meaning given to such term in Section 2.16.

“Loan Document(s)” means each of the following documents, instruments, and agreements individually or collectively, as the context requires:

(i)                                     this Agreement;

(ii)                                  the Factoring Agreement;

(iii)                               the Security Agreement;

(iv)                              the Guaranty; and

(v)                                 such other documents, instruments, and agreements (including control agreements, financing statements and fixture filings) as Lender may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Lender in connection herewith.

“Loans” means the Term Loan and the Factoring Advances.

“Material Adverse Effect” means a material adverse effect on (i) the business, Assets, condition (financial or otherwise), results of operations, or prospects of Borrower and the Subsidiaries taken as a whole, or any Guarantor; (ii) the ability of Borrower to perform its obligations under this Agreement and the Loan Documents to which it is a party (including, without limitation, repayment of the Obligations as they come due), or the ability of any Guarantor to perform its obligations under the Loan Documents to which it is a party, (iii) the validity or enforceability of this Agreement, the Loan Documents, or the rights or remedies of Lender hereunder and thereunder, (iv) the value of the Assets assigned or pledged to Lender as Collateral, or (v) the priority of Lender’s Liens with respect to the Assets assigned or pledged thereto as Collateral.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA to which any member of the ERISA Group has contributed, or was obligated to contribute, within the preceding six plan years (while a member of such ERISA Group) including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Net Cash Proceeds” means in connection with any Asset Sale by Borrower other than as permitted under Section 6.7, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such Asset Sale, less any proceeds used to replace the Asset which is the subject of the Asset Sale and net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on any Asset which is the subject of such sale, (ii) other customary fees, expenses and commissions incurred in connection with the Asset Sale, and (iii) taxes paid or reasonably estimated to be payable as a result of such Asset Sale.

“Obligations” means any and all indebtedness, liabilities, and obligations of Borrower owing to Lender and to its successors and assigns, previously, now, or hereafter incurred, and howsoever evidenced, whether direct or indirect, absolute or contingent, joint or several, liquidated or unliquidated, voluntary or involuntary, due or not due, legal or equitable, whether incurred before, during, or after any Insolvency Proceeding and whether recovery thereof is or becomes barred by a statute of limitations or is or becomes otherwise unenforceable or unallowable as claims in any Insolvency Proceeding, together with all interest thereupon (including interest under Section 2.4(b)) and including any interest that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding.  The Obligations shall include, without limiting the generality of the foregoing, all principal and interest owing under the Loans, the Guaranties, all Expenses, the Fees, any other fees and expenses due hereunder and under the Loan Documents (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued during the pendency of an Insolvency Proceeding), and all other indebtedness evidenced by this Agreement and/or the Loan Documents.

“Participant” has the meaning set forth in Section 9.5(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Debt” means  (i) Debt owing to Lender in accordance with the terms of this Agreement and the Loan Documents, (ii) Capital Leases incurred in the ordinary course of business and in existence as of the date of this Agreement, (iii) Subordinated Debt; (iv) debt existing on the date hereof (including Debt incurred in connection with the acquisition of The Cornwall Group and its affiliates from third parties of approximately even date herewith); (v) trade debt incurred in the ordinary course of business;  (vi) intercompany Debt permitted by this Agreement, and (vii) Debt that is incurred in connection with Permitted Liens.

“Permitted Investments” means (i) investments existing on the Closing Date; (ii) investments made pursuant to Borrower’s investment policy in effect as of the Closing Date; (iii) repurchases of stock provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) accounts receivable in the ordinary course of business; (v) investments in Capital Leases permitted under this Agreement; and (vi)  inter-company Debt permitted under the definition of “Permitted Debt”.

“Permitted Liens” means (i) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; (ii) Liens in favor of Lender, in accordance with the Loan Documents, (iii) statutory Liens, such as inchoate mechanics’, inchoate materialmen’s, landlord’s, warehousemen’s, and carriers’ liens, and other similar liens, other than those described in clause (i) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto as required by GAAP and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; (iv) Liens relating to Capital Lease Obligations permitted hereunder and Liens securing any leases permitted in Section 6.5, (v) judgment Liens that do not constitute an Event of Default under Section 7.1(i), (vi) Liens, if they constitute such, of any true lease and consignment UCC filings permitted hereunder, (vii) Purchase Money Liens, and (viii) for thirty (30) days after the Close, Liens of record against one or more Borrower in favor of Bank of America, N.A., Citibank, F.S.B., Access Capital, Arrow Electronics, Inc., and Wachovia Bank, N.A.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an employee benefit plan as defined in Section 3(3) of ERISA in which any personnel of any member of the ERISA Group participate or from which any such personnel may derive a benefit or with respect to which any member of the ERISA Group may incur liability, excluding any Multiemployer Plan, but including any plan either established or maintained by any member of the ERISA Group or to which such Person contributes under the laws of any foreign country.

“Purchase Money Lien” means a Lien on any item of equipment of Borrower; provided that (i) such Lien attaches only to that Asset and (ii) the purchase-money obligation secured by such item of equipment does not exceed one hundred percent (100%) of the purchase price of such item of equipment.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

“Responsible Officer” means either the Chief Executive Officer, Chief Operations Officer, or Chief Financial Officer-VP Finance of a party hereto, or such other officer, employee or agent of such party designated by a Responsible Officer of such party in a writing delivered to the other party hereto.

“Retiree Health Plan” means an employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

“Security Agreement” means any security agreement entered into by any Borrower in favor of Lender, including, but not limited to, the: a) Security Agreement entered into by Borrower and, b) Security Agreement And Collateral Assignment Of Limited Liability Company Interests entered into by Paragon Systems, Inc. in favor of Lender (the “Collateral Assignment”).

“Solvent” means, with respect to any Person on the date any determination thereof is to be made, that on such date:  (a) the present fair valuation of the Assets of such Person is greater than such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with Assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction.  For purposes of this definition (i) the fair valuation of any property or assets means the amount realizable within a reasonable time, either through collection or sale of such Assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested buyer willing to purchase such property or assets within a reasonable time under ordinary circumstances; and (ii) the term debts includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, absolute, fixed or contingent.

“Subordinated Debt” means any Debt of Borrower that has been subordinated to Lender pursuant to a written subordination agreement entered into by Lender, and expressly designated by the terms of this Agreement, or any amendment thereto, as Subordinated Debt.

“Subsidiary” means any corporation, limited liability company, partnership, trust or other entity (whether now existing or hereafter organized or acquired) of which Borrower at the time owns or controls directly or indirectly more than 50% of the shares of stock or partnership or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees or otherwise exercising control of such corporation, limited liability company, partnership, trust or other entity (irrespective of whether at the time stock or any other form of ownership of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Taxes” has the meaning set forth in Section 8.1.

“Term Loan” means Term Loan A and Term Loan B.

“Term Loan A” and “Term Loan B” has the meaning given to such terms in Section 2.2.

“Term Loan A Maturity Date” means, with respect to Term Loan A, October 1, 2007, or such earlier date as is required pursuant to any agreement or note that is entered into or is issued in connection with a Term Loan

“Term Loan B Maturity Date” means, with respect to Term Loan B, October 1, 2009, or such earlier date as is required pursuant to any agreement or note that is entered into or is issued in connection with a Term Loan

“Transferee” has the meaning set forth in Section 9.5(e).

“UCC” means the Florida Uniform Commercial Code, as amended or supplemented from time to time.

“Unmatured Event of Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

1.2                                 Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

1.3                                 Computation of Time Periods.  In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word from means from and including and the words to and until each mean to but excluding.  Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

1.4                                 Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term including is not limiting, and the term or has, except where otherwise indicated, the inclusive meaning represented by the phrase and/or.  References in this Agreement to determination by Lender include good faith estimates by Lender (in the case of quantitative determinations), and good faith beliefs by Lender (in the case of qualitative determinations).  The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified.  Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

1.5                                 Exhibits and Schedules.  All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

1.6                                 No Presumption Against Any Party.  Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

1.7                                 Independence of Provisions.  All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

ARTICLE II
TERMS OF THE CREDIT

2.1                                 Factoring Advances.  Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, and subject to the terms and conditions hereof, Lender agrees to purchase accounts from Borrower, in accordance with the Factoring Agreement the proceeds of which shall be used only for the purposes allowed in Section 6.1.

2.2                                 The Term Loan.

(a)                                  Term Loan A.  Subject to the terms and conditions hereof, Lender agrees to make a term loan (“Term Loan A”) to Borrower, in an amount equal to One Million Six Hundred Fifty Thousand Dollars ($1,650,000), the proceeds of which shall only be used for the purposes allowed in Section 6.1.

(b)                                 Amortization.  Borrower shall pay equal quarterly principal reduction payments on Term Loan A, each in the amount of Two Hundred Seventy Five Thousand Fifty Eight and 00/100 Dollars ($275,058).  The initial payment shall be due and payable on the first day of January, 2006 and each successive payment shall be due on the first day of April, July, October, and January, each year thereafter.  Interest shall be due on the first day of each month commencing on November 1, 2005.  On the Term Loan A Maturity Date, the remaining outstanding principal balance, and all remaining accrued and unpaid interest under Term Loan A shall be due and payable in full.  Borrower may prepay the Term Loan at any time, in whole or in part, without penalty or premium.  Borrower shall give Lender at least three (3) Business Days’ prior written notice of any prepayment.  All prepayments shall be applied toward scheduled principal reductions payments owing under this Section 2.2 in inverse order of maturity.

(c)                                  Term Loan B.  Subject to the terms and conditions hereof, Lender agrees to make a term loan (“Term Loan B”) to Borrower, in an amount equal to Three Million Five Hundred Fifty Thousand Dollars ($3,500,000), the proceeds of which shall only be used for the purposes allowed in Section 6.1.

(d)                                 Amortization.  Borrower shall pay equal monthly principal reduction payments on Term Loan B, each in the amount of Ninety-Eight Thousand Six Hundred Twelve and 00/100 Dollars ($98,612.00) on October 1, 2006, November 1, 2006 and December 1, 200  .  Thereafter, Borrower shall pay equal quarterly payments of principal in the amount of Two Hundred Ninety-Five Thousand Eight Hundred Thirty-Six and 00/100 Dollars ($295,836.00).  The initial quarterly payment shall be due and payable on April 1, 2007, and continuing on the first day of each July, October, January and April thereafter.  Interest shall be due on the first day of each month commencing on November 1, 2005.  On the Term Loan B Maturity Date, the remaining outstanding principal balance, and all remaining accrued and unpaid interest under Term Loan B shall be due and payable in full.  Borrower may prepay the Term Loan at any time, in whole or in part, without penalty or premium.  Borrower shall give Lender at least three (3) Business Days’ prior written notice of any prepayment.  All prepayments shall be applied toward scheduled principal reductions payments owing under this Section 2.2 in inverse order of maturity.

2.3                                 Reserved.

2.4                                 Rates; Payment.

(a)                                  Rates.  With respect to the Factoring Advances, Borrower shall pay to Lender the charges and interest due under the Factoring Agreement, and until an Event of Default the Term Loan shall bear interest at a rate equal to the Base Rate plus the Term Loan Margin.

(b)                                 Default Rate.  Upon the occurrence and during the continuance of an Event of Default, in addition to and not in substitution of any of Lender’s other rights and remedies with respect to such Event of Default, (i) with respect to the Factoring Advances, Borrower shall pay to Lender the post-default charges and interest due under the Factoring Agreement and (ii) with respect to the Term Loans the entire unpaid principal balance shall bear interest at the applicable Base Rate plus five hundred (500) basis points until such Event of Default is cured.  In addition, charges, interest, Expenses, Fees, and other amounts due hereunder not paid when due shall bear interest at the rate applicable under the Factoring Agreement, but no less than the Base Lending Rate plus five hundred (500) basis points until such overdue payment is paid in full.

(c)                                  Computation of Interest—Term Loan.  All computations of interest on a Term Loan shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed.  In the event that the Base Rate announced is, from time to time, changed, adjustment in the rate of interest payable hereunder on all Loans shall be made as of 12:01 a.m. (Eastern time) on the effective date of the change in the Base Rate.  Interest of the Term Loan shall accrue from the Closing Date to the date of repayment of the Loans in accordance with the provisions of this Agreement; provided, however, if a Term Loan is repaid on the same day on which it is made, then one (1) day’s interest shall be paid on that Term Loan.  Any and all interest not paid when due shall, at Lender’s option, be deemed to be added to the Term Loan as principal and shall bear interest thereafter as provided for in Section 2.4(b)(ii).

(d)                                 Maximum Interest Rate.  In no event shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that Lender has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations, other than interest, in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate.  If there are no Obligations outstanding, Lender shall refund to Borrower such excess.

2.5                                 Reserved.

2.6                                 Statements of Obligations.  The Loans and Borrower’s obligation to repay the same shall be evidenced by the Loan Documents and the books and records of Lender. Lender shall render monthly statements of the Loans to Borrower as provided hereinafter, including statements of all principal and interest owing on the Loans, and all Fees and Expenses owing, and such statements shall be presumed to be correct and accurate and constitute an account stated between Borrower and Lender’s unless, within thirty (30) days after receipt thereof by Borrower, Borrower delivers to Lender, at the address specified in Section 9.1, written objection thereof specifying the error or errors, if any, contained in any such statement.

2.7                                 Holidays.  Any principal or interest in respect of the Loans which would otherwise become due on a day other than a Business Day, shall instead become due on the next succeeding Business Day and such adjustment shall be reflected in the computation of interest; provided, however, that in the event that such due date shall, subsequent to the specification thereof by Lender, for any reason no longer constitute a Business Day, Lender may change such specified due date in accordance with this Section 2.7.

2.8                                 Time and Place of Payments.

(a)                                  All payments due hereunder shall be made available to Lender in immediately available Dollars, not later than 12:00 noon, Eastern time, on the day of payment, to the following address or such other address as Lender may from time to time specify by notice to Borrower:

1403 W. Colonial Drive, Suite B

Orlando FL 32804

(b)                                 In addition, Borrower hereby authorizes Lender at its option, without prior notice to Borrower, to advance as a Factoring Advance any payment due or past due hereunder, including principal and interest owing on the Loans, the Fees and all Expenses, and to pay the proceeds of such advance to Lender for application toward such due or past due payment.

2.9                                 Reserved.

2.10                           Crediting Payments.  The receipt of any payment by Lender on the Term Loan shall be applied provisionally to reduce the Term Loan obligations, but shall not be considered a payment on account unless such payment is a wire transfer of immediately available federal funds and is made to Lender or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly.  Any payment that has been received, but which Lender is required to return, for any reason, shall not be deemed a payment.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender, on account of a Term Loan, only if it is received by Lender on a Business Day on or before 11:00 a.m., Eastern time.  If any payment item is received by Lender on a non-Business Day or after 11:00 a.m., Eastern time on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.11                           Collection of Accounts.  In addition to all rights under the Factoring Agreement, at any time, Lender or Lender’s designee may (a) notify customers or Account Debtors of Borrower that the Accounts have been assigned to Lender or that Lender has a security interest therein, and (b) collect the Accounts directly and all collection costs and expenses incurred in connection therewith shall be Expenses. Borrower agrees that it will hold in trust for Lender, as the Lender’s trustee, any Collections that it receives and immediately will deliver said Collections to Lender in their original form as received by Borrower.

2.12                           Power of Attorney.  Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as Borrower’s true and lawful attorney, with power to (a) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (b) send requests for verification of Accounts, (c) endorse Borrower’s name on any Collection item that may come into Lender’s possession, (d) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Accounts and forward all other mail to Borrower, (e) settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary.  The appointment of Lender as Borrower’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and all of Lender’s obligations hereunder have been terminated.

2.13                           Mandatory Principal Reductions.

(a)                                  Asset Sales.  Except as required under subsection 2.13(d), Borrower shall pay to Lender, on the first Business Day following Borrower’s receipt thereof, one hundred percent (100%) of the Net Cash Proceeds derived from each and all of its Asset Sales, other than Asset Sales permitted by section 6.7; provided, however, in accordance with Section 6.7, Borrower shall not conduct or consummate any Asset Sales unless and until the prior written consent of Lender has been obtained, or unless such Asset Sale is otherwise permitted by Section 6.7.  Lender shall apply such Net Cash Proceeds FIRST toward the remaining scheduled principal reduction payments on the Term Loan required by Section 2.2 in inverse order of their maturity, and SECOND toward outstanding Factoring Advances.  In the event that any payments are applied toward outstanding Factoring Advances pursuant to this Section, the Factoring Commitment shall be permanently reduced by the amount of such payments.

(b)                                 Reserved.

(c)                                  AFS LLC Payments.  Borrower shall pay or cause to be paid to Lender (i) with respect to Term Loan A, a sum equal to ten percent (10%) of the monthly distribution received by Borrower from the AFS Interest, and (ii) with respect to Term Loan B, a sum equal to ten percent (10%) of the monthly distribution received by Borrower from the AFS Interest during each of the twelve months after the Closing, and thereafter twenty percent (20%) of said monthly distribution.  Lender shall apply such payment FIRST toward outstanding Fees and Expenses, SECOND toward accrued interest, THIRD toward the remaining scheduled principal reduction payments on the Term Loan required by Section 2.2 in inverse order of their maturity, and FOURTH toward amounts due under the Factoring Agreement in accordance with the terms thereof.  In the event that any payments are applied toward outstanding Factoring Advances pursuant to this Section, at Lender’s election, the Factoring Commitment shall be permanently reduced by the amount of such payments.

(d)                                 Sale of International Monitoring.  In addition to any payment required in this Section 2.13 Borrower shall pay or cause to be paid to Lender the sum of $750,000 on or before twelve months after the Closing, or in the event that Borrower shall receive in excess of $750,000 from the net proceeds of the sale of International Monitoring, Inc., shall pay to Lender 100% of the net sale proceeds in excess of $750,000, if said $750,000 payment has already been made.  Lender shall apply such payment FIRST toward the remaining scheduled principal reduction payments on Term Loan A required by Section 2.2 in inverse order of their maturity, and SECOND toward the remaining scheduled principal reduction payments on Term Loan B required by Section 2.2 in inverse order of their maturity, and THIRD toward amounts due under the Factoring Agreement in accordance with the terms thereof.  In the event that any payments are applied toward outstanding Factoring Advances pursuant to this Section, at Lender’s election, the Factoring Commitment shall be permanently reduced by the amount of such payments.

2.14                           Fees and Warrants.

(a)                                  Borrower shall pay to Lender a fee (the “Acceptance Fee”) in the amount of One Hundred Seventy Thousand Dollars ($170,000).  The Acceptance Fee shall be fully earned and nonrefundable, and shall be due and payable on the Closing.

(b)                                 If any payment due hereunder with respect to a Term Loan, whether for principal, interest, or otherwise, is not paid on or before the fifth (5th) day after the date such payment is due, in addition to and not in substitution of any of Lender’s other rights and remedies with respect to such nonpayment, Borrower shall pay to Lender a late payment fee (the “Late Payment Fee”) equal to five percent (5%) of the amount of such overdue payment.  The Late Payment Fee shall be due and payable on the sixth (6th) day after the due date of the overdue payment with respect thereto.

(c)                                  Within six (6) months after the Closing, Borrower shall pay to Lender a fee (the “Additional Fee”) in the amount of Two Hundred Fifty Thousand Dollars ($250,000), provided, however, that prior to said date, TSS may elect to satisfy the obligation to pay the Additional Fee by delivering to Lender warrants for the purchase of 175,000 shares of common stock of TSS, all as more particularly set forth in Ex. “2.14(c)-1” and “2.14(c)-2” hereto, such warrants to have been approved by shareholders and all other conditions and requirements having been satisfied at the time of delivery.

2.15                           Designation of TSS as Agent for Each Borrower.  Each Borrower hereby designates TSS as its representative and agent on its behalf for purposes relevant to this Agreement, including, without limitation, for issuing requests or notices of borrowing and factoring of accounts, giving instructions with respect to the disbursement of proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents, executing and delivering all documents, instruments and certificates contemplated herein and all modifications hereto, and taking all other actions (including in respect of compliance with covenants and with respect to any agreement for any amendments, modifications, consents and waivers regarding this Agreement or any other Loan Document) on behalf of any Borrower under the Loan Documents.  TSS hereby accepts such appointment.  Lender may regard any notice or other communication pursuant to any Loan Document from TSS as a notice or communication from all of the Borrowers, and may give any notice or communication required to be given to any Borrower hereunder to TSS on behalf of all such Borrowers.  Each Borrower agrees that each notice, election, representation, warranty, covenant, agreement and undertaking made on its behalf by TSS shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

2.16                           Handling of Loan Account.  In lieu of maintaining separate loan and deposit accounts on Lender’s books in the name of each Borrower, Lender may, at its election, maintain accounts under TSS’s name (herein collectively the “Loan Account”), which Loan Account shall be owed jointly and severally by each of the Borrowers and which may be used for all transactions contemplated by this Agreement.  TSS shall act as the agent for all Borrowers in connection with all loans and extensions of credit contemplated under the Loan Documents.  All loans and advances shall be made on behalf of any of the Borrowers, at TSS’s instruction to Lender.  Loans and advances made by Lender to any Borrower will be charged to the Loan Account, along with all charges and expenses under the Agreement, or under any other agreement, between Lender and any Borrower.  The Loan Account will be credited with all amounts received by Lender from any Borrower for the account of any Borrower, all such amounts to be credited as of the date and on the terms provided in the Agreement or the Factoring Agreement.

At Lender’s election, each month Lender will render to the Borrowers one extract of the combined Loan Account, which shall be deemed to be an account stated as to each of the Borrowers and which will be deemed correct and accepted by all Borrowers unless Lender receives a written statement of exceptions from the Borrowers within thirty (30) days after such extract has been rendered by Lender.  It is expressly understood and agreed by each of the Borrowers that Lender shall have no obligation to account separately to any Borrower.

2.17                           Lender Not Liable.  Requests for loans and advances may be made by TSS, and Lender is hereby authorized and directed to accept, honor and rely on such instructions and requests, subject to the limitations and provisions set forth in the Agreement.  It is expressly understood and agreed by each of the Borrowers that Lender shall have no responsibility to inquire into the correctness of the apportionment, allocation, or disposition of (a) any loans and advances made to any of the Borrowers; or (b) any of Lender’s expenses and charges therefore or under any other agreements with any Borrower.  All loans and advances are made for the collective account of the Borrowers and are to be charged to the Loan Account.

The foregoing accommodations have been requested by each Borrower as they are engaged in an integrated operation that requires financing on a basis permitting the availability of credit from time to time to each of the Borrowers as required for the continued successful operation of each of the Borrowers and their integrated operation.  Each of the Borrowers expects to derive benefit, directly or indirectly, from such availability, since the successful operation of each of the Borrowers is dependent on the continued successful performance of the functions of the integrated group.

All collateral of any Borrower and any other collateral security now or hereafter given to Lender by any Borrower, shall secure all loans and advances made by Lender to any Borrower, and shall be deemed to be pledged to Lender as security for any and all other obligations of the Borrowers to Lender as set forth herein, in the Agreement, in the Guarantees, or in any other agreement between Lender and any Borrower.

ARTICLE III
CONDITIONS

3.1                                 Conditions to Initial Loans.  Lender’s obligation to make the initial Loans is subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Lender and its counsel:

(a)                                  receipt by Lender of this Agreement and each of the Loan Documents, all duly executed by Borrower and/or the other Persons party thereto, acknowledged where required, and in form and substance satisfactory to Lender in its sole and absolute discretion;

(b)                                 receipt by Lender of the opinion of Borrower’s counsel in the form of Exhibit 3.1(b).

(c)                                  receipt by Lender of a Certificate of the Secretary of Borrower, dated as of the Closing Date, certifying (i) the incumbency and signatures of the Responsible Officers of Borrower who are executing this Agreement and the Loan Documents on behalf of Borrower; (ii) the Bylaws of Borrower and all amendments thereto as being true and correct and in full force and effect; and (iii) the resolutions of the Board of Directors of Borrower as being true and correct and in full force and effect, authorizing the execution and delivery of this Agreement and the Loan Documents, and authorizing the transactions contemplated hereunder and thereunder, and authorizing the Responsible Officers of Borrower to execute the same on behalf of Borrower;

(d)                                 receipt by Lender of Borrower’s Articles of Incorporation and all amendments thereto, certified by the appropriate Secretary of State and dated a recent date prior to the Closing Date;

(e)                                  receipt by Lender of a certificate of status and good standing for Borrower, dated a recent date prior to the Closing Date, showing that Borrower is in good standing under the laws of the state of its organization;

(f)                                    Reserved.

(g)                                 Reserved.

(h)                                 Reserved.

(i)                                     completion by Lender of its due diligence requirements with respect to Borrower and Guarantors, including audits, financial and legal survey, and Lender shall be satisfied with the results thereof, in its sole and absolute discretion;

(j)                                     receipt by Lender of Uniform Commercial Code and other public record searches with respect to Borrower and each Guarantor, in each case satisfactory to Lender in its sole and absolute discretion;

(k)                                  Reserved.

(l)                                     receipt by Lender of (i) the Acceptance Fee, and (ii) all Expenses owing on the Closing Date;

(m)                               no Material Adverse Effect shall have occurred, as determined by Lender in its sole and absolute discretion;

(n)                                 receipt by Lender of copies of insurance binders or insurance certificates evidencing Borrower’s having caused to be obtained insurance in accordance with Section 5.5, including the Lender’s loss payee endorsements required by such Section;

(o)                                 receipt by Lender of such other documents, instruments and agreements as Lender may reasonably request in connection with the transactions contemplated hereunder or to perfect or protect the liens and security interests granted to Lender for the ratable benefit of Lender’s in connection herewith; and

(p)                                 the Closing Date shall have occurred on or before October 31, 2005.

3.2                                 Conditions to all Loans.  Lender’s obligation hereunder to make any Loans to Borrower (including the initial Loans) is further subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Lender:

(a)                                  the fact that, immediately before and after such Borrowing, no Event of Default or Unmatured Event of Default shall have occurred or be continuing; and

(b)                                 the fact that the representations and warranties of Borrower contained in this Agreement shall be true on and as of the date of such Borrowing.

3.3                                 Conditions Subsequent.  Lender’s obligation hereunder to make any Loans to Borrower shall terminate in the event that Borrower fails to satisfy each of the following conditions to the satisfaction of Lender:

(a)                                  the terms of Section 2.14(c) ;

(b)                                 within thirty days of the Closing, receipt by Lender of the opinion of Borrower’s counsel in substantially the form of Exhibit 3.1(b), but with respect to each Borrower that was not the subject of the original opinion of Borrower’s counsel delivered at the Close.

(c)                                  within fifteen (15) days of the Closing, liens of record against one or more Borrower in favor of Bank of America, N.A., Citibank, F.S.B., Access Capital, and Wachovia Bank, N.A., shall be terminated.

(d)                                 within fifteen (15) days of the Closing, all consents required to be given in order for Lender to obtain a valid security interest in the AFS Interest have been obtained.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender that on the Closing Date and on the date of each Borrowing (or issuance of a Letter of Credit):

4.1                                 Legal Status.  Each Borrower is a corporation duly organized and existing under the laws of the state of incorporation.  Borrower and each Subsidiary has the power and authority to own its own Assets and to transact the business in which it is engaged, and is properly licensed, qualified to do business and in good standing in every jurisdiction in which it is doing business where failure to so qualify could have a Material Adverse Effect.

4.2                                 No Violation; Compliance.

(a)                                  The execution, delivery and performance of this Agreement and the Loan Documents to which Borrower is a party are within Borrower’s powers, are not in conflict with the terms of the Governing Documents of Borrower, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.  There is no law, rule or regulation (including Regulations T, U and X of the Federal Reserve Board), nor is there any judgment, decree or order of any court or Governmental Authority binding on Borrower which would be contravened by the execution, delivery, performance or enforcement of this Agreement and the Loan Documents to which Borrower is a party.

(b)                                 The execution, delivery and performance of the Loan Documents to which each Guarantor is a party are within such Guarantor’s powers, are not in conflict with the terms of the Governing Documents of such Guarantor, and do not result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which such Guarantor is a party or by which such Guarantor is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.  There is no law, rule or regulation (including Regulations T, U and X of the Federal Reserve Board), nor is there any judgment, decree or order of any court or Governmental Authority binding on any Guarantor which would be contravened by the execution, delivery, performance or enforcement of the Loan Documents to which such Guarantor is a party.

4.3                                 Authorization; Enforceability.

(a)                                  Borrower has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the Loan Documents to which Borrower is a party, and the consummation of the transactions contemplated hereby and thereby.  Upon their execution and delivery in accordance with the terms hereof, this Agreement and the Loan Documents to which Borrower is a party will constitute legal, valid and binding agreements and obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.

(b)                                 Each Guarantor has taken all corporate, partnership or limited liability company action, as applicable, necessary to authorize the execution and delivery of the Loan Documents to which such Guarantor is a party, and the consummation of the transactions contemplated thereby.  Upon their execution and delivery in accordance with the terms hereof, the Loan Documents to which each Guarantor is a party will constitute legal, valid and binding agreements and obligations of such Guarantor enforceable against such Guarantor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.

4.4                                 Approvals; Consents.  No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or the Loan Documents.  All requisite Governmental Authorities and third parties have approved or consented to the transactions contemplated by this Agreement and Loan Documents, and all applicable waiting periods have expired and there is no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated by this Agreement and Loan Documents.

4.5                                 Liens.  Borrower and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its Assets, free and clear of all Liens or rights of others, except for Permitted Liens.

4.6                                 Debt.  Borrower and each of the Subsidiaries has no Debt other than Permitted Debt.

4.7                                 Litigation.  Except as set forth in Schedule 4.7, there are no suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened, against or affecting Borrower or any of Borrower’s Assets, or any Subsidiary or any of such Subsidiary’s Assets, which are not fully covered by applicable insurance and as to which no reservation of rights has been taken by the insurer thereunder.

4.8                                 No Default.  No Event of Default or Unmatured Event of Default has occurred and is continuing or would result from the incurring of obligations by Borrower or any Subsidiary under this Agreement or the Loan Documents.

4.9                                 Subsidiaries.  Set forth in Schedule 4.9 is a complete and accurate list of the Subsidiaries, showing the jurisdiction of incorporation of each and showing the percentage of Borrower’s ownership of the Capital Stock of each Subsidiary.  All of the outstanding Capital Stock of each Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by Borrower free and clear of all Liens except Permitted Liens.

4.10                           Taxes.  All tax returns required to be filed by Borrower and each of the Subsidiaries in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrower and each of the Subsidiaries or upon any of their Assets, income or franchises, which are due and payable have been paid.  The provisions for taxes on the books of Borrower and each of the Subsidiaries are adequate for all open years, and for Borrower’s and each of the Subsidiaries current fiscal period.

4.11                           Correctness of Financial Statements.  Borrower’s unaudited Financial Statements dated June 30, 2005, Borrower’s audited Financial Statements as of its fiscal year ended December 31, 2004, 2004, and all other information and data furnished by Borrower to Lender in connection therewith, are complete and correct and accurately and fairly present the financial condition and results of operations of Borrower and the Subsidiaries as of their respective dates.  Any forecasts of future financial performance delivered by Borrower to Lender have been made in good faith and are based on reasonable assumptions and investigations by Borrower.  Said Financial Statements have been prepared in accordance with GAAP.  Since the date of such Financial Statements, there has been no change in Borrower’s or the Subsidiaries’ financial condition or results of operations sufficient to have a Material Adverse Effect.  Borrower and the Subsidiaries have no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.

4.12                           ERISA.  Neither Borrower nor any member of the ERISA Group maintains or contributes to any Plan or Multiemployer Plan, other than those listed on Schedule 4.12.  Borrower and each member of the ERISA Group have satisfied the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and Multiemployer Plan to which it is obligated to contribute.  No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Effect.  None of Borrower, any member of the ERISA Group, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan (other than to make regularly scheduled required contributions and to pay Plan benefits in the normal course) under any applicable law, treaty, rule, regulation, or agreement.  Neither Borrower nor any member of the ERISA Group is required to provide security to any Plan under Section 401(a)(29) of the Internal Revenue Code.  Each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

4.13                           Other Obligations.  Neither Borrower nor any of its Subsidiaries is in default on any (i) Debt or (ii) any other lease, commitment, contract, instrument or obligation which is material to the operation of its business, provided, however, for ninety (90) days after the Close, Vanguard Security of Broward County Corp. may be in default in its mortgage lien to Wachovia Bank in the approximate amount of $250,000, arising from the termination of the guarantor of that Debt by former shareholder(s) of The Cornwall Group.

4.14                           Public Utility Holding Company Act.  Borrower is not a holding company, or an affiliate of a holding company or a subsidiary company of a holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.15                           Investment Company Act.  Borrower is not an investment company, or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.16                           Intellectual Property.  Borrower and each Subsidiary has all patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits, franchises and any other proprietary information (“Intellectual Property”) necessary to conduct its business and to operate its Assets, without known conflict with the rights of third Persons, and all of same are valid and enforceable and set forth in Schedule 4.16.  The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of Borrower or any Subsidiary.  Borrower and each Subsidiary has not been charged or, to the best of Borrower’s knowledge after due inquiry, threatened to be charged with any infringement or, after due inquiry, infringed on any, unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person.

4.17                           Environmental Condition.  (i) None of Borrower’s or any Subsidiary’s Assets has ever been used by Borrower or such Subsidiary or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials; (ii) none of Borrower’s or any Subsidiary’s Assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute; (iii) no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower or any Subsidiary; and (iv) neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing or disposing of Hazardous Materials into the environment.

4.18                           Solvency.  Borrower and each Subsidiary is Solvent.  No transfer of property is being made by Borrower or any Subsidiary and no obligation is being incurred by Borrower or any Subsidiary in connection with the transactions contemplated by this Agreement or the Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower any Subsidiary.

4.19                           Borrower Representations.  All representations to Lender by Borrower are and will be true, accurate and correct as of the date made.

ARTICLE V
AFFIRMATIVE COVENANTS

Borrower covenants and agrees that from the Closing Date and thereafter until the indefeasible payment, performance and satisfaction in full of the Obligations, all of Lender’s obligations hereunder have been terminated Borrower shall:

5.1                                 Punctual Performance and Payment.  Punctually pay the interest and principal on the Terms Loans, the Fees and all Expenses and any other fees and liabilities due under this Agreement and the Loan Documents at the times and place and in the manner specified in this Agreement or the Loan Documents.

5.2                                 Books and Records; Collateral Audits.  Maintain, and cause each of the Subsidiaries to maintain, adequate books and records in accordance with GAAP, and permit any officer, employee or agent of Lender, at any time and from time to time upon reasonable notice, to inspect, audit and examine such books and records, and to make copies of the same.  Prior to the Closing Date, Lender will audit all of the Collateral.  Thereafter, no less than once per year, Lender will audit all of the Collateral to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to the Collateral, and to confirm with Account Debtors the accuracy of such Accounts.  Borrower shall pay to Lender an audit fee (in an amount to be determined by Lender in its sole discretion) per auditor per day (“Audit Fee”) for each audit plus all Expenses in connection therewith, payable upon demand.

5.3                                 Collateral Reporting and Financial Statements.  Deliver to Lender the following, all in form and detail satisfactory to Lender and in such number of copies as Lender may reasonably request:

(a)                                  (i) all information required under the Factoring Agreement, and (ii) a monthly jobs in progress report, including non-compliance with contract, and a monthly unbilled accounts report.

(b)                                 as soon as available, but not later than thirty (30) days after the end of each month for the first six months after Close, and thereafter not later than twenty-five (25) days after the end of each month, a consolidating and consolidated internally prepared Financial Statement for Borrower which shall include a balance sheet as of the close of such period, a statement of income and retained earnings, and a statement of cash flow for such period and year to date, certified by the Chief Executive and Chief Financial Officers of Borrower, to the best of their knowledge after due and diligent inquiry, as being complete and correct and fairly presenting in all material respects Borrower’s and its Subsidiaries’ financial condition and results of operations for such period, and that to the best of their knowledge after due and diligent inquiry there exists no Event of Default or Unmatured Event of Default, and containing the calculations and other details necessary to demonstrate compliance with all agreements between Borrower and Lender;

(c)                                  as soon as available but not later than one hundred twenty (120) days after the end of each fiscal year, a complete copy of Borrower’s and the Subsidiaries’ consolidated and consolidating audited Financial Statement, which shall include at least Borrower’s and the Subsidiaries’ balance sheet as of the close of such fiscal year, and Borrower’s and the Subsidiaries’ statement of income and retained earnings and statement of cash flow for such fiscal year, certified by a certified public accountant selected by Borrower and satisfactory to Lender, which certificate shall not be qualified in any manner whatsoever, and shall include or be accompanied by a statement from such accountant that during the examination, solely with respect to accounting and auditing matters herein, there was observed no Event of Default or Unmatured Event of Default, or a statement of such Event of Default or Unmatured Event of Default if any is found and the actions taken or to be taken with respect to all agreements between Borrower and Lender;

(d)                                 Reserved.

(e)                                  promptly upon receipt by Borrower, copies of any and all reports and management letters submitted to Borrower or any Subsidiary by any certified public accountant in connection with any examination of Borrower’s or any Subsidiary’s financial records made by such accountant;

(f)                                    from time to time, operating statistics, operating plans and any other information as Lender may reasonably request, promptly upon such request; and

(g)                                 at least thirty (30) days prior to the renewal of the Factoring Agreement, a complete copy of each Guarantor’s Financial Statements.

5.4                                 Existence; Preservation of Licenses; Compliance with Law.  Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence and good standing in the state of its organization, qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in every jurisdiction where the failure to be so qualified could have a Material Adverse Effect; and preserve, and cause each of the Subsidiaries to preserve, all of its licenses, permits, governmental approvals, rights, privileges and franchises required for its operations; and comply, and cause each of the Subsidiaries to comply, with the provisions of its Governing Documents; and comply, and cause each of the Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations, orders of any Governmental Authority having authority or jurisdiction over it, except for such laws, rules and regulations where the failure to so comply could not have a Material Adverse Effect, and comply, and cause each of the Subsidiaries to comply, with all requirements for the maintenance of its business, insurance, licenses, permits, governmental approvals, rights, privileges and franchises.

5.5                                 Insurance.

(a)                                  Maintain and keep in force, for Borrower and each Subsidiary, insurance of the types and in amounts customarily carried by companies engaged in the same or similar business, or similarly situated, including fire, extended coverage, public liability, medical liability, business interruption, property damage and workers’ compensation insurance, and deliver to Lender from time to time at Lender’s request schedules setting forth all insurance then in effect.  All hazard insurance and such other insurance as Lender shall specify Lender as sole loss payee thereof, and shall contain a waiver of warranties.  Every policy of insurance referred to in this Section 6.5 shall contain an agreement by the insurer that it will not cancel such policy except after thirty (30) days prior written notice to Lender and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Lender which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.

(b)                                 Maintain original policies or certificates thereof satisfactory to Lender evidencing such insurance to be delivered to Lender at least thirty (30) days prior to the expiration of the existing or preceding policies.  Borrower shall give Lender prompt notice of any loss in excess of $100,000 covered by such insurance, and Lender, for the benefit of Lender, shall have the right to adjust any loss.  Lender shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments.  Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations without premium, in such order or manner as Lender may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Lender for application to the cost of repairs, replacements or restorations.

5.6                                 Assets.  Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its Assets (tangible or intangible) which are necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such Assets shall be fully and efficiently preserved and maintained.

5.7                                 Taxes and Other Liabilities.  Pay and discharge when due, and cause each Subsidiary to pay and discharge when due, any and all assessments and taxes, both real or personal and including federal and state income taxes, and any and all other Permitted Debt.

5.8                                 Notice to Lender.  Promptly, upon Borrower acquiring knowledge thereof, give written notice to Lender of:

(a)                                  all litigation affecting Borrower or any Subsidiary where the amount in controversy is in excess of One Hundred Thousand Dollars ($100,000);

(b)                                 any dispute which may exist between Borrower or any Subsidiary, on the one hand, and any Governmental Authority, on the other;

(c)                                  any labor controversy resulting in or threatening to result in a strike against Borrower or any Subsidiary;

(d)                                 any proposal by any Governmental Authority to acquire the Assets or business of Borrower or any Subsidiary, or to compete with Borrower or any Subsidiary;

(e)                                  any reportable event under Section 4043(c)(5), (6) or (13) of ERISA with respect to any Plan, any decision to terminate or withdraw from a Plan, any finding made with respect to a Plan under Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, or any material increase in the actuarial present value of unfunded vested benefits under all Plans over the preceding year;

(f)                                    any Event of Default or Unmatured Event of Default; and

(g)                                 any other matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.9                                 Employee Benefits.

Promptly, and in any event within ten (10) Business Days after Borrower or any Subsidiary knows or has reason to know an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Effect, deliver or cause to be delivered a written statement of the Chief Financial Officer of Borrower describing such ERISA Event and any action that is being taken with respect thereto by Borrower, any such Subsidiary, or member of the ERISA Group, and any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC.  Borrower or such Subsidiary, as applicable, shall (i) be deemed to know all facts known by the administrator of any Plan of which it is the plan sponsor; (ii) promptly and in any event within three (3) Business Days after the filing thereof with the Internal Revenue Service, deliver or cause to be delivered a copy of each funding waiver request filed with respect to any Plan and all communications received by Borrower, any of the Subsidiaries, or, to the knowledge of Borrower, any member of the ERISA Group with respect to such request; and (iii) promptly and in any event within three (3) Business Days after receipt by Borrower, any of the Subsidiaries or, to the knowledge of Borrower, any member of the ERISA Group, of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer a Plan, copies of each such notice.

5.10                           Further Assurances.  Execute and deliver, or cause to be executed and delivered, upon the request of Lender and at Borrower’s expense, such additional documents, instruments and agreements as Lender may reasonably determine to be necessary or advisable to carry out the provisions of this Agreement and the Loan Documents, and the transactions and actions contemplated hereunder and thereunder.

5.11                           Deposit Accounts.  Maintain a deposit account into which all remittances by Lender shall be deposited on behalf of Borrowers, which deposit account shall be deemed to be owned for all purposes hereunder by each Borrower.

5.12                           Environment.  Be and remain, and cause each Subsidiary and each operator of any of Borrower’s or any Subsidiary’s Assets to be and remain, in compliance with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify Lender immediately of any notice of a hazardous discharge or environmental complaint received from any Governmental Authority or any other Person; notify Lender immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Lender to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Lender’s request, and at Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form and content to Lender, and such other and further assurances reasonably satisfactory to Lender that the condition has been corrected.

5.13                           Additional Collateral.  With respect to any Assets (or any interest therein) acquired after the Closing Date by Borrower or any Subsidiary that are of a type covered by the Lien created by any of the Loan Documents but which are not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof):  (i) execute and deliver, or cause such Subsidiary to execute and deliver, to Lender such amendments to the relevant Loan Documents or such other documents as Lender shall deem necessary or advisable to grant to Lender a Lien on such Assets (or such interest therein), (ii) take all actions, or cause such Subsidiary to take all actions, necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable law, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by Lender, (iii) if requested by Lender, deliver to Lender legal opinions relating to the matters described in the immediately preceding clauses (i) and (ii), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender, and (iv) if requested by Lender, deliver to Lender evidence of insurance as required by Section 5.5.

5.14                           Guarantors.  Cause each and every now existing and hereafter acquired or formed Subsidiaries to execute and deliver to Lender a Guaranty in form and substance satisfactory to Lender.

5.15                           Returns.  Cause returns and allowances, as between Borrower and its Account Debtors, to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.  If, at a time when Event of Default has occurred and is continuing, any Account Debtor returns any inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Lender) in the appropriate amount to such Account Debtor.  If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Lender consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Lender) in the appropriate amount to such Account Debtor.

5.16                           Financial Condition.  At least five days prior to any principal or interest payments on Debt, other than Debt owing to Lender, and including all stock distributions and redemptions that are payable, or to be paid (collectively “Payments”), and after giving effect to such Payments, Borrower shall maintain cash, cash equivalents, and availability for advances under the Factoring Agreement based upon Accounts only (i.e., excluding advances on unbilled) of at least One Million Five Hundred Thousand Dollars ($1,500,000.00) more than the total of all Debts and Payments that are due or to be paid.  Notwithstanding anything to the contrary contained herein, interest payments due for the period from the Close through February, 2007, shall not be included in the calculation of this covenant.  Prior to any Payment, Borrower shall send Lender a written notice of its intention to make a Payment, which notice shall certify that after giving effect to the Payment, Borrower will be in compliance with all provisions of the Loan Documents.

ARTICLE VI
NEGATIVE COVENANTS

Borrower further covenants and agrees that from the Closing Date and thereafter until the indefeasible payment, performance and satisfaction in full of the Obligations, all of Lender’s obligations hereunder have been terminated, Borrower shall not:

6.1                                 Use of Funds.  Use any proceeds of the Factoring Advances or Term Loan for any purpose other than:  (i) working capital for Borrower; or (ii) for Approved Acquisitions.

6.2                                 Debt.  Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt except Permitted Debt.

6.3                                 Liens.  Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien (including the lien of an attachment, judgment or execution) on any of its Assets, whether now owned or hereafter acquired, except Permitted Liens; or sign or file, or permit any Subsidiary to sign or file, under the UCC as adopted in any jurisdiction, a financing statement which names Borrower or any Subsidiary as a debtor, except with respect to Permitted Liens, or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such a financing statement, except with respect to Permitted Liens.

6.4                                 Merger, Consolidation, Transfer of Assets.  Wind up, liquidate or dissolve, reorganize, reincorporate, merge or consolidate with or into any other Person, or acquire all or substantially all of the Assets or the business of any other Person, or permit any Subsidiary to do so; provided, however, upon prior written notice to Lender, any Subsidiary may merge into or consolidate with or transfer Assets to Borrower or any other Subsidiary.

6.5                                 Leases.  Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any obligation as a lessee for the rental or hire of any real or personal property, other than (i) leases that have been or should be capitalized in accordance with GAAP, and (ii) leases (other than Capital Leases) that do not in the aggregate require payments (including taxes, insurance, maintenance, and similar expenses which Borrower or any Subsidiary is required to pay under the terms of any lease) in excess of One Hundred Thousand Dollars ($100,000) on a consolidated basis for Borrower and the Subsidiaries in any fiscal year of Borrower.

6.6                                 Sales and Leasebacks.  Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person, and thereafter directly or indirectly leaseback the same or similar property.

6.7                                 Asset Sales.  Conduct any Asset Sale, or permit any Subsidiary to do so, other than (i) sales in the ordinary course of business for adequate consideration, and (ii) dispositions of obsolete, worn or nonfunctional equipment.

6.8                                 Investments.  Make, or permit any Subsidiary to make, any loans or advances to, or any investment in, any Person other than Borrower or a Subsidiary, except Permitted Investments; or acquire, or permit any Subsidiary to acquire any Capital Stock, Assets, obligations, or other securities of, make any contribution to, or otherwise acquire any interest in, any Person; or acquire or form or permit any Subsidiary to acquire or form, any new Subsidiary; or participate, or permit any Subsidiary to participate, as a partner or joint venturer with any other Person.

6.9                                 Character of Business.  Engage in any business activities or operations substantially different from or unrelated to its present business activities and operations, or permit any Subsidiary to do so.

6.10                           Distributions.

(a)                                  Declare or pay any Distributions; or purchase, redeem, retire, or otherwise acquire for value any of its Capital Stock now or hereafter outstanding; or make any distribution of Assets to its shareholders, whether in cash, Assets, or in obligations of Borrower; or allocate or otherwise set apart any sum for the payment of any Distribution on, or for the purchase, redemption or retirement of, any of its Capital Stock; or make any other distribution by reduction of capital or otherwise in respect of any of its Capital Stock; or permit any Subsidiary to purchase or otherwise acquire for value any Capital Stock of Borrower or any other Subsidiary; provided, however, that nothing in this subsection shall prohibit (i) dividends or distributions made in respect of a Borrower to the corporate parent of such Borrower, provided that such parent is also a Borrower hereunder; (ii) dividend payments with respect to the preferred stock of TSS outstanding as of the date hereof; or (iii) the redemption of the preferred stock of TSS outstanding as of the date hereof pursuant to terms thereof (collectively, “distributions”), provided that no Event of Default has occurred, is continuing or would exist after giving effect to the distributions.

6.11                           Guaranty.  Assume, guaranty, endorse (other than checks and drafts received by Borrower in the ordinary course of business so long as an Event of Default has not occurred), or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, any agreement to purchase any obligation, stock, Assets, goods, or services or to supply or advance any funds, Assets, goods, or services, or any agreement to maintain or cause such Person to maintain, a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for the obligations of any other Person; or pledge or hypothecate, or permit any Subsidiary to pledge or hypothecate, any of its Assets as security for any liabilities or obligations of any other Person.

6.12                           Reserved.

6.13                           Transactions with Affiliates.  Enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, or permit any Subsidiary to enter into any transaction, including borrowing or lending and the purchase, sale, or exchange of property or the rendering of any service (including management services), with any Affiliate, other than in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

6.14                           Reserved.

6.15                           Reserved.

6.16                           Transactions Under ERISA.  Directly or indirectly:

(a)                                  engage, or permit any Subsidiary to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)                                 permit to exist with respect to any Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

(c)                                  fail, or permit any Subsidiary to fail, to pay timely required contributions or installments due with respect to any waived funding deficiency to any Plan;

(d)                                 terminate, or permit any Subsidiary to terminate, any Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any member of ERISA Group under Title IV of ERISA;

(e)                                  fail, or permit any Subsidiary to fail, to make any required contribution or payment to any Multiemployer Plan;

(f)                                    fail, or permit any Subsidiary to fail, to pay to a Plan or Multiemployer Plan any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(g)                                 amend, or permit any Subsidiary to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary or any the member of the ERISA Group is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code; or

(h)                                 withdraw, or permit any Subsidiary to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of the Subsidiaries or any member of the ERISA Group in excess of One Hundred Thousand Dollars ($100,000).

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

7.1                                 Events of Default.  The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (an “Event of Default”) hereunder:

(a)                                  Borrower fails to pay within five (5) days of the due date thereof any payment of principal or interest due on the Term Loan, the Fees, any Expenses, or any other amount payable hereunder;

(b)                                 Other than the covenants and agreements set forth in subsections 5.3(b), 5.3(c), 5.3(g), and 5.5, Borrower fails to observe or perform any of the covenants and agreements of Article V, or fails to satisfy any of the conditions of Article III, or shall fail to perform any agreements under the Factoring Agreement and Security Agreement when due.

(c)                                  Borrower or any Guarantor fails to observe or perform any other condition, covenant or agreement set forth in this Agreement or the Loan Documents, including but not limited to those conditions, covenants and agreements set forth in subsections 5.3(b), 5.3(c), 5.3(g), and 5.5 hereof, and such failure continues for ten business days after the earlier to occur of (i) Borrower obtaining knowledge of such failure, or (ii) Lender’s dispatch of notice to Borrower of such failure;

(d)                                 Any representation, warranty or certification made by Borrower or any Guarantor or any officer or employee of Borrower or any Guarantor in this Agreement or any Loan Document, in any certificate, financial statement or other document delivered pursuant to this Agreement or any Loan Document proves to have been misleading or untrue in any material respect when made or if any such representation, warranty or certification is withdrawn;

(e)                                  Borrower or any Guarantor fails to pay when due any payment in respect of its Debt (other than under this Agreement);

(f)                                    Except as provided in section 4.13 hereof, any event or condition occurs that:  (i) results in the acceleration of the maturity of any of Borrower’s or any Guarantor’s Debt in excess of $250,000 in the aggregate; or (ii) permits (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof; or (iii) results in the termination of the Factoring Agreement.

(g)                                 Borrower or any Guarantor commences a voluntary Insolvency Proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary Insolvency Proceeding or fails generally to pay its Debt as it becomes due, or takes any action to authorize any of the foregoing;

(h)                                 An involuntary Insolvency Proceeding is commenced against Borrower or any Guarantor seeking liquidation, reorganization or other relief with respect to it or its Debt or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and any of the following events occur:  (i) the petition commencing the Insolvency Proceeding is not timely controverted; (ii) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof (provided, however, at it discretion, Lender’s obligations to make any Loans shall terminate upon commencement of any such involuntary Insolvency Proceeding); (iii) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of, or to operate all or any substantial portion of the business of, Borrower or such Guarantor; or (iv) an order for relief shall have been issued or entered therein;

(i)                                     Borrower or any Guarantor suffers (i) any money judgment in excess of applicable insurance coverage, or (ii) any writ, warrant of attachment, or similar process;

(j)                                     A judgment creditor obtains possession of any of the Assets of Borrower or any Guarantor by any means, including levy, distraint, replevin, or self-help, or any order, judgment or decree is entered decreeing the dissolution of Borrower or any Guarantor, or any Guarantor dies;

(k)                                  Any Change of Control occurs;

(l)                                     Any of the Loan Documents fails to be in full force and effect for any reason, or Lender fails to have a perfected, first priority Lien in and upon all of the collateral assigned or pledged to Lender thereunder, or a breach, default or an event of default occurs under any Loan Document;

(m)                               Any other Material Adverse Effect occurs; or

(n)                                 Any default or event of default by any Borrower occurs under the Agreement or any other present or future instrument, document or agreement between any Borrower and Lender, including, but not limited to, the Factoring Agreement; or

7.2                                 Remedies.  Upon the occurrence of any Event of Default described in Article VII, Lender’s obligation hereunder to make Loans to Borrower shall immediately terminate and the Obligations shall become immediately due and payable without any election or action on the part of Lender, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.  Upon the occurrence and continuance of any other Event of Default, either or both of the following actions may be taken:  (i) Lender may without notice of its election and without demand, immediately terminate the Factoring Commitment, whereupon Lender’s obligation to make Loans to Borrower shall immediately cease; and (ii) Lender may, without notice of its election and without demand, declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

7.3                                 Remedies Cumulative.  The rights and remedies of Lender herein and in the Loan Documents are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

ARTICLE VIII
TAXES

8.1                                 Taxes on Payments.  All payments in respect of the Obligations shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, levies, imposts, deductions, charges, withholdings, assessments or governmental charges, and all liabilities with respect thereto, imposed by the United States of America, any foreign government, or any political subdivision or taxing authority thereof or therein, excluding any taxes imposed on Lender under the Internal Revenue Code or similar state and local laws and determined by such Lender’s net income, and any franchise taxes imposed on Lender by any state (or any political subdivision thereof) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, assessments, charges and liabilities being hereinafter referred to as “Taxes”).  If any Taxes are imposed and required by law to be deducted or withheld from any amount payable to Lender, then Borrower shall (i) increase the amount of such payment so that Lender will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder, and (ii) pay such Taxes to the appropriate taxing authority for the account of Lender prior to the date on which penalties attach thereto or interest accrues thereon; provided, however, if any such penalties or interest shall become due, Borrower shall make prompt payment thereof to the appropriate taxing authority.

8.2                                 Indemnification For Taxes.  Borrower shall indemnify Lender for the full amount of Taxes (including penalties, interest, expenses and Taxes arising from or with respect to any indemnification payment) arising therefrom or with respect thereto, whether or not the Taxes were correctly or legally asserted.  This indemnification shall be made on demand.  If Borrower makes a payment under Section 8.1 or this Section 8.2 for account of Lender and Lender reasonably determines that it has received or been granted a credit against or relief or remission for, or repayment of, any Tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to Borrower such amount as Lender shall have reasonably determined to be attributable to such deduction or withholding.  The amount paid by Lender to Borrower pursuant to the immediately preceding sentence shall not exceed: (x) in the case of a refund of cash, the amount of cash refunded to Lender with respect to such Tax; or (y) in the case of a refund taking the form of a credit against Tax, the economic benefit to Lender with respect to the amount received as credit with respect to such Tax.  Borrower further agrees promptly to return to Lender the amount of any credit or refund actually paid to Borrower by Lender if Lender is required to repay it.

8.3                                 Evidence of Payment.  Within thirty (30) days after the date of payment of any Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.  If no Taxes are payable in respect of any payment due hereunder, Borrower shall furnish to Lender a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to Lender, in either case stating that such payment is exempt from or not subject to Taxes.

ARTICLE IX
MISCELLANEOUS

9.1                                 Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as such party may hereafter specify by notice to the other party in accordance with this Section 9.1.  Each such notice, request or other communication shall be deemed given on the second (2nd) business day after mailing; provided that actual notice, however and from whomever given or received, shall always be effective on receipt; provided further that notices to Lender pursuant to Article II and Article III shall not be effective until received by a Responsible Officer of Lender; provided further that notices sent by Lender in connection with Lender’s exercise of its enforcement rights against any of its collateral under the provisions of the UCC shall be deemed given when deposited in the mail or personally delivered, or, where permitted by law, transmitted by facsimile.

9.2                                 No Waivers.  No failure or delay by Lender in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.3                                 Expenses; Documentary Taxes; Indemnification.

(a)                                  Borrower shall pay all Expenses on demand.

(b)                                 Borrower shall pay all and indemnify Lender against any and all transfer taxes, documentary taxes, assessments, or charges made by any Governmental Authority and imposed by reason of the execution and delivery of this Agreement, any of the Loan Documents, or any other document, instrument or agreement entered into in connection herewith.

(c)                                  Borrower shall and hereby agrees to indemnify, protect, defend and hold harmless Lender and its directors, officers, agents, employees and attorneys (collectively, the “Indemnified Persons” and individually, an “Indemnified Person”) from and against (i) any and all losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses (including attorneys’ fees and attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) incurred by any Indemnified Person (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person) arising out of or by reason of any litigations, investigations, claims or proceedings (whether administrative, judicial or otherwise), including discovery, whether or not Lender is designated a party thereto, which arise out of or are in any way related to (1) this Agreement, the Loan Documents or the transactions contemplated hereby or thereby, (2) any actual or proposed use by Borrower of the proceeds of the Loans, or (3) Lender’s entering into this Agreement, the Loan Documents or any other agreements and documents relating hereto; (ii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses arising out of or by reason of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence on, under or about Borrower’s operations or property or property leased by Borrower of any material, substance or waste which is or becomes designated as Hazardous Materials; and (iii) any such losses, claims, damages, liabilities, deficiencies, judgments, costs and expenses incurred in connection with any remedial or other action taken by Borrower or Lender in connection with compliance by Borrower with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person).  If and to the extent that the obligations of Borrower hereunder are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations to Lender which is permissible under applicable law.

(d)                                 Borrower’s obligations under this Section 9.3 and under Section 8.2 shall survive any termination of this Agreement and the Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement.

9.4                                 Amendments and Waivers.  Neither this Agreement nor any Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.4.  Lender may from time to time, (a) enter into with Borrower or any other Person written amendments, supplements or modifications hereto and to the Loan Documents, or (b) waive, on such terms and conditions as Lender may specify in such instrument, any of the requirements of this Agreement or the Loan Documents or any Event Default or Unmatured Event of Default and its consequences, if, but only if, such amendment, supplement, modification or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment, supplement, modification or waiver shall be effective only in the specific instance and specific purpose for which given.  Any such waiver and any such amendment, supplement or modification shall be binding upon Borrower, Lender and all future holders of the Loans.  In the case of any waiver, Borrower and Lender shall be restored to their former positions and rights hereunder and under the Loan Documents, and any Event of Default or Unmatured Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Event of Default or Unmatured Event of Default or impair any right consequent thereon.

9.5                                 Successors and Assigns; Participations; Disclosure.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender and any such prohibited assignment or transfer by Borrower shall be void.

(b)                                 Lender may make, carry or transfer the Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of Lender or to any Federal Reserve Lender, all without Borrower’s consent.

(c)                                  Lender may, at its own expense, assign to one or more banks or other financial institutions all or a portion of its rights (including voting rights) and obligations under this Agreement and the Loan Documents.  In the event of any such assignment by Lender pursuant to this Section 9.5(c), Lender’s obligations under this Agreement arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by Lender’s assignee to the extent provided for in the document evidencing such assignment, and Lender shall give prompt notice of such assignment to Borrower.  The provisions of this Section 9.5 relate only to absolute assignments (whether or not arising as the result of foreclosure of a security interest) and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by Lender of any Loan to any Federal Reserve Lender in accordance with applicable law.

(d)                                 Lender may at any time sell to one or more banks or other financial institutions (each a “Participant”) reasonably acceptable to TSS participating interests in the Loans and in any other interest of Lender hereunder.  In the event of any such sale by Lender of a participating interest to a Participant, Lender’s obligations under this Agreement shall remain unchanged, Lender shall remain solely responsible for the performance thereof, and Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.  Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article IX with respect to its participating interest.

(e)                                  Borrower authorizes each Lender to disclose to any assignee under Section 9.5(c) or any Participant (either, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Borrower which has been delivered to such Lender by Borrower pursuant to this Agreement or which has been delivered to such Lender by Borrower in connection with such Lender’s credit evaluation prior to entering into this Agreement; provided that such Transferee or prospective Transferee has first agreed to be bound by the provisions of Section 9.6.

9.6                                 Confidentiality.  Lender agrees to keep confidential any information relating to Borrower and the Subsidiaries previously delivered or delivered from time to time by Borrower hereunder; provided that nothing herein shall prevent Lender from disclosing such information:  (a) to any Affiliate of Lender or any actual or potential Transferee that agrees to be bound by this Section 9.6, (b) upon order, subpoena, or other process of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over Lender, (d) which has been publicly disclosed (other than by Lender or any Transferee unless such disclosure was otherwise permitted hereunder), (e) which has been obtained from any Person that is not a party hereto or an Affiliate of any such party, (f) in connection with the exercise of any remedy, or the resolution of any dispute, hereunder or under any Loan Document, (g) to the legal counsel or certified public accountants for Lender, or (h) as otherwise permitted by Borrower or as expressly contemplated by this Agreement.

9.7                                 Counterparts; Effectiveness; Integration.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall be effective when executed by each of the parties hereto.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

9.8                                 Severability.  The provisions of this Agreement are severable.  The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions.  If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof.

9.9                                 Reserved.

9.10                           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD FOR PRINCIPLES OF CONFLICTS OF LAWS.

(a)                                  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF FLORIDA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.10.

(b)                                 BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell

Name:	Ronald G. Farrell

Title:	CEO

PARAGON SYSTEMS, INC.

By:	/s/ Ronald G. Farrell

Name:	Ronald G. Farrell

Title:	CEO

THE CORNWALL GROUP, INC.

By:	/s/ Ronald G. Farrell

Name:	Ronald G. Farrell

Title:	CEO

VANGUARD SECURITY, INC.

By:	/s/ Ronald G. Farrell

Name:	Ronald G. Farrell

Title:	CEO

FORESTVILLE CORPORATION

By:	/s/ Ronald G. Farrell

Name:	Ronald G. Farrell

Title:	CEO

VANGUARD SECURITY OF BROWARD COUNTY, INC.

By:	/s/ Ronald G. Farrell

Name:	Ronald G. Farrell

Title:	CEO

ON GUARD SECURITY AND INVESTIGATIONS, INC.

By:	/s/ Ronald G. Farrell

Name:	Ronald G. Farrell

Title:	CEO

ARMOR SECURITY, INC.

By:	/s/ Ronald G. Farrell

Name:	Ronald G. Farrell

Title:	CEO

PROTECTION TECHNOLOGIES CORPORATION

By:	/s/ Ronald G. Farrell

Name:	Ronald G. Farrell

Title:	CEO

INTERNATIONAL MONITORING, INC.

By:	/s/ Ronald G. Farrell

Name:	Ronald G. Farrell

Title:	CEO

GUARDSOURCE CORP.

By:	/s/ Ronald G. Farrell

Name:	Ronald G. Farrell

Title:	CEO

VIRTUAL GUARD SOURCE, INC.

By:	/s/ Ronald G. Farrell

Name:	Ronald G. Farrell

Title:	CEO

LENDER:

1403 West Colonial Drive	LSQ FUNDING GROUP, L.C.
Suite B
Orlando FL 32804
Attention: Mr. Max Eliscu	By
FAX NUMBER: 407-206-0025
Name:

Title:

BRE LLC

By

Name:

Title: